May 8, 1996

Don Nilson
USMX, INC.
141 Union Blvd., Suite 100
Lakewood, CO  80228

Dear Don:

Pursuant to our conversation and negotiations, please find attached the terms and conditions for the proposed loan from Pegasus Gold Corporation, a US Company, to USMX, INC. and all its subsidiaries with an interest in Montana Tunnels. I have made all material changes suggested by your last fax. In addition, since this document will memorialize the terms of and conditions to the loan and will not be subject to further documentation, changes have been made from the previous draft pursuant to recommendations of counsel.

Since it is my understanding that the first lien security interest cannot be provided to Pegasus until certain financing arrangements are released, an additional event of default has been added requiring the lien be perfected by June 15, 1996. I have also changed the closing date to Friday, May 10, 1996. Schedule 1 will be updated and faxed to you Thursday.

If the attached document reflects your understanding of the agreement between Pegasus Gold Corporation and USMX, INC., and all its subsidiaries with an interest in Montana
Tunnels, the please sign below on behalf of those companies and attach appropriate resolutions authorizing this transaction.

Sincerely,



The undersigned agrees to be bound by the Terms and Conditions attached hereto and incorporated herein by reference


USMX, INC. and relevant subsidiary companies as borrower


                    By:
                         Title

Terms and Conditions

Lender:                       Pegasus Gold Corporation ("Pegasus")

Borrower:                     USMX, INC. and all its subsidiaries and
                              affiliates with an interest in that
                              certain property, commonly known as
                              "Montana Tunnels"

Amount (consideration):       U.S. $2.5 million

Security:                     Perfection of a 1st lien security
                              interest on any and all interest of
                              Borrower(s) in Montana Tunnels,
                              including interest evidenced by an
                              agreement dated January 1, 1986, between U.S. Minerals Exploration Company and
                              Centennial Minerals Inc. ("Agreement")

Maturity:                     July 1, 2000

Pricing:                      8.75% fixed rate payable monthly in
                              arrears computed on the basis of twelve
                              30-day months in a 360 day year
Closing and
Takedown of Funds:            May 10, 1996

Use of Proceeds:              For working capital requirements prior
                              to raising or generating new capital

Payment Terms:                Amortizing loan by payments of $60,000
                              per month pursuant to the attached
                              Schedule 1.  In lieu of payments,
                              Pegasus will retain the $60,000 royalty
                              payments, which it would otherwise make
                              under the Agreement.  Should royalty
                              payments under the Agreement no longer
                              be due from Pegasus, the $60,000 per
                              month payments under this loan shall
                              remain payable by USMX until the loan is repaid in full

Mandatory Repayment           Principal and accrued interest will be
of Principal & Interest:      repaid upon the earlier of:

                                 USMX receipt of and to the extent
                                 (up to the amount outstanding) that
                                 gross proceeds from any financing
                                 (except the Rothschild financing for the Illinois Creek project) exceed $7.5 million sale by USMX of any interest in
                                 Montana Tunnels

Optional Prepayment:          Prepayable at any time at par plus
                              accrued interest with no prepayment
                              penalty

Events of Default:            Events of Default, any of which will
                              cause automatic acceleration of maturity, including the following:
                              (a)  non-payment of principal and
                                 interest when due;

                              (b)  cross default for non-payment of
                              other obligations for money borrowed
                              (other than Subordinated Debt) beyond any applicable grace period, or any covenant default with respect to such an obligation which could cause or permit acceleration, if the aggregate amount of such obligations exceeds $2 million;

                              (c)  assignments for the benefit of
                              creditors, appointment of trustee,
                              receiver, custodian or similar official, and voluntary or involuntary bankruptcy where certain orders, judgments or decrees remain in effect and unstayed for more than 60 days;

                              (d)  a final judgment in excess of $2
                              million is not discharged or stayed
                              within 60 days;

                              (e)  an order, judgment or decree
                              decreeing the dissolution of the Company, which remains unstayed and in effect for more than 60 days; and

                              (f)  The failure to perfect a 1st lien
                              security interest as provided above
                              ("Security") by June 15, 1996.



(Via Facsimile)

June 20, 1996

Mr. Donald P. Bellum
141 Union Blvd., Suite 100
Lakewood, CO  80228

Dear Mr. Bellum:

Reference is hereby made to the letter agreement, dated May
8, 1996, as amended (the "Loan Agreement"), between Pegasus
Gold Corporation ("Pegasus") and USMX, INC. ("USMX") pursuant to which Pegasus loaned $2,500,000 (the "Loan") to USMX and certain of its subsidiaries and affiliates on the terms and conditions set forth therein.

Pegasus hereby agrees to increase the principal amount of the Loan to $4,500,000. Pegasus will provide USMX within twenty-four hours of receipt of the countersigned copy of this letter. On the date that Pegasus provides such amount to USMX, the Loan Agreement shall be deemed to be amended such that the principal amount of the Loan shall be $4,500,000. A revised Schedule 1 to the Loan Agreement setting forth the amortization payments with respect to the Loan will be forwarded shortly. All of the other terms and conditions contained in the Loan Agreement shall continue in full force and effect and shall apply to the increased Loan.

Pegasus hereby further agrees to purchase from USMX and USMX of Montana, Inc. ("USMX/Montana", and together with USMX being referred to as "Sellers"), and, subject to approval by USMX shareholders, the Sellers hereby agree to sell and assign to Pegasus all of the Sellers' rights, title and interest in and to the Agreement, dated as of January 1, 1986, by and between USMX and Montana Tunnels Mining, Inc. (formerly known as Centennial Minerals Inc.), a Nevada corporation ("MTMI"), and the Special Warranty Deed and Assignment with Reserved Royalties, dated June 6, 1987, by USMX/Montana to MTMI, on the following terms and conditions:

1. Such purchase shall be consummated, pursuant to documentation in form, scope and substance satisfactory to Pegasus and USMX, within five (5) days of USMX shareholder approval. The failure of such purchase to be consummated on or before such date shall constitute an Event of Default under the Loan Agreement.

2. As the sole consideration for such purchase, Pegasus will forgive (effective as of the dare such purchase in consummated) USMX's obligation to repay the loan.

3. Sellers agree to use their best efforts to put this proposal before the USMX shareholders and obtain shareholder approval.

Please evidence your agreement to the foregoing by signing this letter on behalf of USMX and USMX/Montana and returning such signed letter to my attention, along with appropriate resolutions of the Board of Directors of USMX and USMX/Montana authorizing the transactions contemplated hereby.


Sincerely,


Robert A. Lonergan


AGREED AND ACCEPTED;

USMX, INC.

By
Title

USMX OF MONTANA, INC.

By
Title


cc:  W.G. Nennecker
     P.S. Baker
     J.P. Geyer
     Robert Bearman (via facsimile)
     Steve Green (via facsimile)